Exhibit 99.1
BJ SERVICES COMPANY
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009 AND 2008 AND FOR EACH OF THE
THREE YEARS IN THE PERIOD ENDED SEPTEMBER 30, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
BJ Services Company:
Houston, Texas
     We have audited the accompanying consolidated statements of financial position of BJ Services Company and subsidiaries (the “Company”) as of September 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and other comprehensive income, and cash flows for each of the three years in the period ended September 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of BJ Services Company and subsidiaries at September 30, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2009, in conformity with accounting principles generally accepted in the United States of America.
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of September 30, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 23, 2009 (not presented herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
November 23, 2009

BJ SERVICES COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended September 30,
	2009	2008	2007
	(in thousands, except per share amounts)

Revenue	$4,121,897	$5,359,077	$4,730,493
Operating expenses:
Cost of sales and services	3,523,838	4,091,262	3,261,032
Research and engineering	66,270	71,997	67,536
Marketing	108,186	120,655	107,113
General and administrative	159,094	158,975	142,145
Loss on disposal of assets, net	13,540	2,894	69
Pension settlement	21,695	—	—

Total operating expenses	3,892,623	4,445,783	3,577,895

Operating income	229,274	913,294	1,152,598

Interest expense	(27,248)	(28,107)	(32,741)
Interest income	1,224	1,912	1,624
Other expense, net	(9,083)	(8,579)	(7,600)

Income from continuing operations before income taxes	194,167	878,520	1,113,881
Income tax expense	28,196	258,034	360,073

Income from continuing operations	165,971	620,486	753,808
Loss from discontinued operations, net of income tax benefit (expense) of $203, $(747) and $865, respectively	(16,028)	(11,121)	(168)

Net income	$149,943	$609,365	$753,640

Basic earnings per share:
Income from continuing operations	$0.57	$2.11	$2.57
Loss from discontinued operations, net	(0.06)	(0.03)	—

Net income per share	$0.51	$2.08	$2.57

Diluted earnings per share:
Income from continuing operations	$0.57	$2.10	$2.55
Loss from discontinued operations, net	(0.06)	(0.04)	—

Net income per share	$0.51	$2.06	$2.55

Weighted average shares outstanding:
Basic	292,239	293,479	292,757
Diluted	293,393	295,766	295,916

Dividends paid per share	$0.20	$0.20	$0.20
The accompanying notes are an integral part of these consolidated financial statements

BJ SERVICES COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
ASSETS

	As of September 30,
	2009	2008
	(in thousands)
Current assets:
Cash and cash equivalents	$282,636	$149,802
Receivables, less allowance for doubtful accounts: $25,621 and $22,472, respectively	786,063	1,134,733
Inventories:
Products	248,251	283,157
Work-in-progress	11,786	22,418
Parts	183,496	185,952

Total inventories	443,533	491,527

Deferred income taxes	32,924	28,097
Prepaid expenses	129,662	81,808
Current assets of discontinued operations	7,618	34,560
Other current assets	36,003	40,623

Total current assets	1,718,439	1,961,150

Property:
Land	47,699	44,121
Buildings and other	431,459	404,348
Machinery and equipment	3,715,354	3,395,908

Total property	4,194,512	3,844,377
Less accumulated depreciation	1,820,189	1,564,029
Property, net	2,374,323	2,280,348

Goodwill	977,941	975,451
Deferred income taxes	22,039	20,859
Noncurrent assets of discontinued operations	—	32,601
Investments and other assets	54,181	51,499

Total assets	$5,146,923	$5,321,908

The accompanying notes are an integral part of these consolidated financial statements

BJ SERVICES COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
LIABILITIES AND STOCKHOLDERS’ EQUITY

	As of September 30,
	2009	2008
	(in thousands, except shares)
Current liabilities:
Accounts payable, trade	$340,735	$550,330
Short-term borrowings	7,202	57,610
Accrued employee compensation and benefits	123,944	148,181
Income taxes	24,189	43,126
Taxes other than income	38,349	43,700
Current liabilities of discontinued operations	1,121	4,667
Other accrued liabilities	183,372	172,606

Total current liabilities	718,912	1,020,220

Long-term debt	498,910	498,730
Deferred income taxes	204,502	153,713
Accrued pension and postretirement benefits	126,771	127,065
Noncurrent liabilities of discontinued operations	—	210
Other long-term liabilities	77,911	80,163
Commitments and contingencies
Stockholders’ equity:
Preferred stock (authorized 5,000,000 shares, none issued)
Common stock, $0.10 par value (authorized 910,000,000 shares; 347,510,648 shares issued and 292,155,129 outstanding in 2009; 347,510,648 shares issued and 294,231,626 outstanding in 2008)	34,752	34,752
Capital in excess of par	1,130,646	1,100,977
Retained earnings	3,743,791	3,677,258
Accumulated other comprehensive income	23,814	40,559
Treasury stock, at cost (55,355,519 and 53,279,022 shares, respectively)	(1,413,086)	(1,411,739)

Total stockholders’ equity	3,519,917	3,441,807

Total liabilities and stockholders’ equity	$5,146,923	$5,321,908

The accompanying notes are an integral part of these consolidated financial statements

BJ SERVICES COMPANY
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND OTHER COMPREHENSIVE INCOME
(in thousands)

						Accumulated
			Capital			Other
	Common	Common	In Excess	Treasury	Retained	Comprehensive
	Stock Shares	Stock	of Par	Stock	Earnings	Income	Total

Balance, October 1, 2006	293,194	$34,752	$1,028,813	$(1,433,808)	$2,494,350	$22,833	$2,146,940
Comprehensive income:
Net income	—	—	—	—	753,640	—
Other comprehensive income, net of tax:
Cumulative translation adjustments	—	—	—	—	—	40,551
Minimum pension liability adjustment	—	—	—	—	—	3,272
Comprehensive income							797,463
Adoption of new accounting principle on pensions, net of tax	—	—	—	—	—	(15,012)	(15,012)
Dividends declared	—	—	—	—	(57,362)	—	(57,362)
Treasury stock purchase	(2,565)	—	—	(74,597)	—	—	(74,597)
Re-issuance of treasury stock for:
Stock options	528	—	—	14,019	(6,300)	—	7,719
Stock purchase plan	488	—	—	12,916	(406)	—	12,510
Other stock awards	91	—	(2,435)	2,435	—	—	—
Stock-based compensation	—	—	31,625	—	—	—	31,625
Tax benefit from exercise of options	—	—	2,112	—	—	—	2,112

Balance, September 30, 2007	291,736	$34,752	$1,060,115	$(1,479,035)	$3,183,922	$51,644	$2,851,398

Adoption of new accounting principle on income taxes	—	—	—	—	(8,115)	—	(8,115)
Comprehensive income:
Net income	—	—	—	—	609,365	—
Other comprehensive income, net of tax:
Cumulative translation adjustments	—	—	—	—	—	(16,387)
Changes in defined benefit and other postretirement plans	—	—	—	—	—	5,302
Comprehensive income							598,280
Dividends declared	—	—	—	—	(58,741)	—	(58,741)
Treasury stock purchase	(101)	—	—	(2,089)	—	—	(2,089)
Re-issuance of treasury stock for:
Stock options	1,803	—	—	48,304	(46,608)	—	1,696
Stock purchase plan	648	—	—	17,202	(2,565)	—	14,637
Other stock awards	146	—	(3,879)	3,879	—	—	—
Stock-based compensation	—	—	30,237	—	—	—	30,237
Tax benefit from exercise of options	—	—	14,504	—	—	—	14,504

Balance, September 30, 2008	294,232	$34,752	$1,100,977	$(1,411,739)	$3,677,258	$40,559	$3,441,807

Comprehensive income:
Net income	—	—	—	—	149,943	—
Other comprehensive income, net of tax:
Cumulative translation adjustments	—	—	—	—	—	(24,853)
Pension settlement	—	—	—	—	—	10,083
Changes in defined benefit and other postretirement plans	—	—	—	—	—	(1,975)
Comprehensive income							133,198
Dividends declared	—	—	—	—	(58,416)	—	(58,416)
Treasury stock purchase	(3,467)	—	—	(44,190)	—	—	(44,190)
Re-issuance of treasury stock for:
Stock options	446	—	—	18,758	(17,520)	—	1,238
Stock purchase plan	769	—	—	19,630	(7,474)	—	12,156
Other stock awards	175	—	(4,455)	4,455	—	—	—
Stock-based compensation	—	—	33,866	—	—	—	33,866
Tax benefit from exercise of options	—	—	258	—	—	—	258

Balance, September 30, 2009	292,155	$34,752	$1,130,646	$(1,413,086)	$3,743,791	$23,814	$3,519,917

The accompanying notes are an integral part of these consolidated financial statements

BJ SERVICES COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended September 30,
	2009	2008	2007
	(in thousands)
Cash flows from operating activities:
Income from continuing operations	$165,971	$620,486	$753,808
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Pension settlement	21,695	—	—
Depreciation and amortization	296,165	263,970	206,609
Minority interest expense	13,765	11,903	11,315
Loss on disposal/impairment of assets, net	13,540	2,895	69
Provision for bad debt	8,750	9,606	6,541
Loss on sale of joint venture	—	2,947	—
Reserve for obsolescence and excess inventory	14,950	12,816	5,891
Stock-based compensation expense	41,759	30,989	30,626
Excess tax benefits from stock-based compensation	(1,042)	(14,699)	(1,812)
Deferred income tax expense	29,054	59,320	17,425

Changes in:
Receivables	342,716	(124,092)	(107,494)
Inventories	37,364	(10,240)	(135,357)
Prepaid expenses and other current assets	(45,417)	(3,969)	(34,693)
Accounts payable, trade	(214,042)	12,392	101,305
Current income taxes	(18,707)	(9,444)	(7,705)
Other current liabilities	(43,466)	50,377	15,304
Other, net	(31,325)	(14,612)	(26,595)
Net cash provided by operating activities from discontinued operations	22,345	(1,851)	5,420

Net cash provided by operating activities	654,075	898,794	840,657

Cash flows from investing activities:
Property additions	(394,192)	(605,584)	(741,795)
Proceeds from disposal of assets	5,903	13,813	29,298
Acquisitions of businesses, net of cash received	—	(57,174)	(57,920)
Net cash provided by (used in) investing activities from discontinued operations	1,972	835	(7,473)

Net cash used in investing activities	(386,317)	(648,110)	(777,890)

Cash flows from financing activities:
Net proceeds from exercise of stock options and stock purchase plan	16,676	14,207	22,388
Purchase of treasury stock	(44,190)	(2,089)	(74,597)
Proceeds from issuance of long-term debt	—	248,858	—
Repayment of long-term debt	—	(250,000)	—
(Repayment) borrowing under Committed Credit Facility	(50,000)	50,000	—
(Repayments) proceeds of short-term borrowings, net	(408)	(163,658)	10,994
Dividends paid to stockholders	(58,520)	(58,617)	(58,630)
Excess tax benefits from stock-based compensation	1,042	14,699	1,812
Distributions to minority interest partners	(3,746)	(5,231)	—
Debt issuance costs	—	(1,976)	—

Net cash used in financing activities	(139,146)	(153,807)	(98,033)

Effect of exchange rate changes on cash	3,770	(4,822)	1,020

Increase (decrease) in cash and cash equivalents	132,382	92,055	(34,246)
Cash and cash equivalents at beginning of year including, including $452, $1,466 and $3,566 related to discontinued operations	150,254	58,199	92,445

Cash and cash equivalents at end of year, including $-, $452 and $1,466 related to discontinued operations	$282,636	$150,254	$58,199

The accompanying notes are an integral part of these consolidated financial statements

BJ SERVICES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Business, Basis of Presentation and Baker Hughes Merger Agreement
          BJ Services Company (the “Company”), whose operations trace back to the Byron Jackson Company founded in 1872, was organized in 1990 under the corporate laws of the state of Delaware. We are a leading worldwide provider of pressure pumping and other oilfield services for the petroleum industry. Our pressure pumping services consist of cementing and stimulation services used in the completion of new oil and natural gas wells and in remedial work on existing wells, both onshore and offshore. The Oilfield Services Group includes casing and tubular services, process and pipeline services, chemical services, completion tools and completion fluids services.
          We consolidate all investments in which we own greater than 50%. Intercompany balances and transactions are eliminated in consolidation. Investments in companies in which our ownership interest ranges from 20% to 50%, and we exercise significant influence over operating and financial policies, are accounted for using the equity method. Other investments are accounted for using the cost method.
          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.
          We have evaluated subsequent events through November 23, 2009, the date of issuance of the consolidated financial statements.
          Baker Hughes Merger Agreement: On August 30, 2009, the Company and Baker Hughes Incorporated (“Baker Hughes”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will merge with and into a wholly-owned subsidiary of Baker Hughes, and each share of Company common stock will be converted into the right to receive 0.40035 shares of Baker Hughes common stock and $2.69 in cash (the “Merger”). Completion of the Merger is subject to customary closing conditions, including (i) approval of the Merger by the stockholders of the Company, (ii) approval by the stockholders of Baker Hughes of the issuance of Baker Hughes common stock to execute the merger, (iii) applicable regulatory approvals, including the termination or expiration of the applicable waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iv) the effectiveness of a registration statement on Form S-4 relating to the Baker Hughes common stock to be issued in the Merger, and (v) other customary closing conditions.
          Under the Merger Agreement, the Company agreed to conduct its business in the ordinary course while the Merger is pending, and to generally refrain from acquiring new businesses, incurring new indebtedness, repurchasing treasury shares, issuing new common stock or equity awards, or entering into new material contracts or commitments outside the normal course of business, without the consent of Baker Hughes. The Company has incurred $5.3 million of costs related to the merger during fiscal 2009, which are included in general and administrative expense in the Corporate segment. Under certain circumstances, the Company or Baker Hughes may be required to pay a termination fee of $175 million to the other party if the Merger is not completed. When and if the Merger is approved or completed, certain contractual obligations of the Company will or may be triggered or accelerated under the “change of control” provisions of such contractual arrangements. Examples of such arrangements include stock-based compensation awards, severance and retirement plan agreements applicable to executive officers, directors and certain employees, and the equipment partnership described in Note 11.
          Baker Hughes and the Company are working to comply with the U.S. Department of Justice’s second request for additional information and documentary material issued October 14, 2009, and to complete the Merger as quickly as practicable, and they currently expect the Merger to be completed during the Company’s second fiscal quarter of fiscal 2010. However, the Company cannot predict with certainty when the Merger will be completed, because completion of the Merger is subject to conditions both within and beyond the Company’s control.
2. Summary of Significant Accounting Policies
          Cash and cash equivalents: We consider all highly liquid investments purchased with original maturities of three months or less at the time of purchase to be cash equivalents.

          Allowance for doubtful accounts: We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer’s current creditworthiness, as determined by our review of their available credit information. We continuously monitor collections and payments from our customers and maintain a provision for estimated uncollectible accounts based upon our historical experience and any specific customer collection issues that we have identified.
          Inventories: Inventories, which consist principally of (i) products which are consumed in our services provided to customers, (ii) spare parts for equipment used in providing these services and (iii) manufactured components and attachments for equipment used in providing services, are stated primarily at the lower of weighted-average cost or market. Cost primarily represents invoiced costs. We regularly review inventory quantities on hand and record provisions for excess or obsolete inventory based primarily on our estimated forecast of product demand, market conditions, production requirements and technological developments. Significant or unanticipated changes in market condition or to our forecast could require additional provisions for excess or obsolete inventory.
          Property: Property is stated at cost less amounts provided for permanent impairments and includes capitalized interest of $6.0 million, $7.0 million, and $8.0 million for the years ended September 30, 2009, 2008 and 2007, respectively. Depreciation is generally provided using the straight-line method over the estimated useful lives of individual items. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease terms. The estimated useful lives are 10 to 30 years for buildings and leasehold improvements and range from 3 to 12 years for machinery and equipment. We make judgments and estimates in conjunction with the carrying value of these assets, including amounts to be capitalized, depreciation and amortization methods and useful lives. Additionally, the carrying values of these assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The determination of recoverability is made based upon estimated undiscounted future cash flows. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. The amount of the impairment, if any, is the amount by which the net book value of the asset exceeds fair value. Fair value determination requires us to make long-term forecasts of future revenue and costs related to the assets subject to review. These forecasts require assumptions about demand for our products and services, future market conditions and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period.
          Intangible assets: Goodwill represents the excess of cost over the fair value of the net assets of companies acquired in purchase transactions. We review goodwill by reporting unit for possible impairment on an annual basis, or if circumstances indicate that impairment may exist. In determining our reporting units we considered the way we manage our operations and the nature of those operations. Our reporting units are our operating segments. See Note 9 for Segment Information. We reviewed our goodwill balance for impairment at March 31, June 30 and September 30, 2009 and concluded each time that no impairment existed. In fiscal 2008 we recorded a $6.1 million impairment of goodwill related to our Russia operations. Other intangible assets primarily consist of acquired patents and are being amortized on a straight-line basis ranging from 2 to 20 years, with the weighted average amortization period being 12.2 years. We utilize undiscounted estimated cash flows to evaluate any possible impairment of intangible assets. The discount rate utilized is based on market factors at the time the evaluation is performed.
          Income taxes: We provide for income taxes in accordance with ASC 740, Income Taxes. This standard takes into account the differences between financial statement treatment and tax treatment of certain transactions. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized as income or expense in the period that includes the enactment date. This calculation requires us to make certain estimates about our future operations. Changes in state, federal and foreign tax laws as well as changes in our financial condition could affect these estimates. We record a valuation allowance to reduce our deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be utilized. We consider all available evidence, both positive and negative, to determine whether a valuation allowance is needed. The ultimate realization of the deferred tax assets depends on the ability to generate sufficient taxable income of the appropriate character within the carryback or carryforward period set forth under the applicable tax law. Our tax filings for various periods are subjected to audit by tax authorities in the jurisdictions where we conduct business. These audits may result in assessments of additional taxes that are resolved with the authorities or potentially through the courts. Resolution of these situations inevitably includes some degree of uncertainty. ASC 740 also addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The tax benefit from an uncertain tax position is to be recognized when it is more likely than not, based on the technical merits of the position, that the position will be sustained on examination by the taxing authorities. Additionally, the amount of the tax benefit to be recognized is the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods, and financial statement disclosures. We recognize potential penalties and interest related to unrecognized tax benefits as a component of income tax expense.
          Self-insurance accruals: We are self-insured for certain losses relating to workers’ compensation, general liability, property damage and employee medical benefits for claims filed and claims incurred but not reported. Our liability is based primarily on an actuarial undiscounted basis using individual case-based valuations and statistical analysis and is based upon judgment and historical experience; however, the final cost of many of these claims may not be known for five years or longer. We review our self-insurance accruals on a quarterly basis. We have purchased stop-loss coverage to limit, to the extent feasible, our aggregate exposure to certain claims. There is no assurance that such coverage will adequately protect us against liability from all potential consequences.
          Contingencies: We record an estimated loss from a loss contingency when information available prior to the issuance of our financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as environmental, legal and income tax matters requires us to use judgment. While we believe that our accruals for these matters are adequate, if the actual loss from a loss contingency is significantly different than the estimated loss, our results of operations may be adversely impacted. For significant litigation, we accrue for our estimated legal defense costs.
          Environmental remediation and compliance: Environmental remediation costs are accrued based on estimates of known environmental exposures using currently available facts, existing environmental permits and technology and presently enacted laws and regulations. For sites where we are primarily responsible for the remediation, our estimate of costs are developed based on internal evaluations and are not discounted. Such accruals are recorded when environmental assessments and/or remedial efforts are probable and the cost can be reasonably estimated. The accrual is recorded even if significant uncertainties exist over the ultimate cost of the remediation and is updated as additional information becomes available. Ongoing environmental compliance costs, such as obtaining environmental permits, installation of pollution control equipment and waste disposal, are expensed as incurred. Where we have been identified as a potentially responsible party in a U.S. federal or state Superfund site, we accrue our share of the estimated remediation costs of the site based on the ratio of the estimated volume of waste contributed to the site by us to the total estimated volume of waste at the site.
          Revenue recognition: Our revenue is composed of product sales, rental, service and other revenue. Products, rentals, and services are generally sold based on fixed or determinable priced purchase orders or contracts with the customer and do not include the right of return. We recognize revenue from product sales when title passes to the customer, the customer assumes risks and rewards of ownership, and collectibility is reasonably assured. Rental, service and other revenue is recognized when the services are provided and collectibility is reasonably assured.
          Research and development expenditures: Research and development expenditures are expensed as incurred.
          Maintenance and repairs: Expenditures for maintenance and repairs are expensed as incurred. Expenditures for renewals and improvements are capitalized if they extend the life, increase the capacity or improve the efficiency of the asset.
          Foreign currency translation: Our functional currency is primarily the U.S. dollar. Gains and losses resulting from financial statement translation of foreign operations where a foreign currency is the functional currency are included in other comprehensive income. Our operations in Canada and Algeria use their respective local currencies as the functional currency.
          Derivative instruments: We occasionally enter into forward foreign exchange contracts to hedge the impact of currency fluctuations on certain transactions and assets and liabilities denominated in foreign currencies. We do not enter into derivative instruments for speculative or trading purposes. We recognize all derivatives on the balance sheet at fair value. No such contracts were outstanding as of September 30, 2009 or 2008.

          Employee stock-based compensation: Employee services received in exchange for stock or stock-based awards are expensed in accordance with ASC 505, Equity and ASC 718, Compensation — Stock Compensation. The fair value of the employee services received in exchange for stock-based awards is measured based on the grant-date fair value which is determined using the Black-Scholes option-pricing model for the stock option awards, bonus stock and phantom stock and a Monte-Carlo simulation model for the performance units. Awards granted are expensed ratably over the vesting period of the award, unless retirement age is reached in which case the expense is accelerated. We reduce the expense recognized based on an estimated forfeiture rate at the time of grant and revise this rate, if necessary, in subsequent periods to reflect actual forfeitures. Excess tax benefits, as defined, are recognized as an addition to capital in excess of par. Detriments are recognized as a reduction to capital in excess of par to the extent that there is sufficient capital in excess of par available. To the extent there is not sufficient capital in excess of par available, the detriment is recorded as income tax expense.
          New accounting pronouncements: In June 2009, the Financial Accounting Standards Board (“FASB”) issued guidance contained in ASC 105, Generally Accepted Accounting Principles, establishing an authoritative United States GAAP superseding all pre-existing accounting standards and literature. This guidance is effective for financial statements issued for interim and annual periods after September 15, 2009. Consequently, we have changed the accounting literature references contained in this report, but other than that, this new standard had no significant impact on our consolidated financial statements.
          In June 2009, the FASB issued ASC 810, Consolidation — Variable Interest Entities, which addresses the addition of qualified special purpose entities into previous guidance as the concept of these entities was eliminated by ASC 860. This guidance also modifies the analysis by which a controlling interest of a variable interest entity is determined thereby requiring the controlling interest to consolidate the variable interest entity. A controlling interest exists if a party to a variable interest entity has both (i) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of or receive benefits from the entity that could be potentially significant to the variable interest entity. This statement could impact the way we account for our limited partnership discussed in Note 11 under Lease and Other Long-Term Commitments. ASC 810 becomes effective as of the beginning of the first annual reporting period beginning after November 15, 2009 and should be applied prospectively for interim and annual periods during that period going forward. We will adopt the guidance under ASC 810 on October 1, 2010, and have not yet determined the impact, if any, on our consolidated financial statements.
          In June 2009, the FASB issued guidance under ASC 860 — Transfers and Servicing, which eliminates the concept of a qualified special purpose entity and enhances guidance related to derecognition of transferred assets. ASC 860 becomes effective as of the beginning of the first annual reporting period beginning after November 15, 2009 and should be applied prospectively for interim and annual periods during that period going forward. We will adopt the guidance under ASC 860 on October 1, 2010, and have not yet determined the impact, if any, on our consolidated financial statements.
          On June 30, 2009, we adopted guidance under ASC 825, Financial Instruments — Overall, requiring publicly-traded companies to disclose the fair value of financial instruments in their interim financial statements. See Note 7 for such disclosure.
          In May 2009, the FASB issued guidance in ASC 855, Subsequent Events, to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. We adopted this guidance beginning with our June 30, 2009 condensed consolidated financial statements.
          In December 2008, the FASB issued guidance under ASC 715, Compensation — Retirement Benefits — Defined Benefit Plans, requiring the disclosure of major categories of plan assets, investment policies and strategies, fair value measurement of plan assets and significant concentration of credit risks related to defined benefit pension or other postretirement plans. This guidance is effective for fiscal years ending after December 15, 2009 and, accordingly, we will adopt it in fiscal 2010.
          In April 2008, the FASB issued guidance contained in ASC 350, Intangibles — Goodwill and Others — General Intangibles Other than Goodwill, amending the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under previously existing literature. The objective of this guidance is to improve the consistency between the useful life of a recognized intangible asset under ASC 350 and the period of expected cash flows used to measure the fair value of the asset under ASC 805, Business Combinations. ASC 350 is effective for the Company beginning October 1, 2009, and is not expected to have a significant impact on our consolidated financial statements.
          In March 2008, the FASB issued guidance under ASC 815, Derivatives and Hedging, changing the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (1) how and why an entity uses derivative instruments, (2) how derivative instruments and related hedged items are accounted for under ASC 815, and its related interpretations, and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. We adopted this guidance in the second quarter of fiscal 2009. We currently have no derivative financial instruments subject to accounting or disclosure under ASC 815; therefore, the guidance under ASC 815 had no effect on our consolidated statements of financial position, results of operations or cash flows.
          In December 2007, the FASB issued guidance under ASC 805, Business Combinations, that retains fundamental requirements requiring the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. ASC 805 defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. ASC 805 establishes principles and requirements for how the acquirer:
a.	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree.

b.	Recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase.

c.	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.
          This guidance is effective for business combinations occurring on or after the beginning of the first annual reporting period beginning after December 15, 2008. Consequently, we will adopt this guidance on October 1, 2009.
          In December 2007, the FASB issued guidance under ASC 810, Consolidation — Overall - Transition, amending previous guidance to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. ASC 810 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. ASC 810 requires expanded disclosures in the consolidated financial statements that identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary and shall be applied prospectively as of the beginning of the fiscal year in which initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented. This guidance is effective for fiscal years beginning after December 15, 2008 (our fiscal year beginning October 1, 2009). We do not have significant noncontrolling interests in consolidated subsidiaries, and therefore, adoption of this guidance is not expected to have a significant impact on our consolidated financial statements.
          In February 2007, the FASB issued guidance under ASC 825, Financial Instruments, providing companies with an option to report selected financial assets and liabilities at fair value. Under ASC 825, companies that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. In addition, the guidance establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The fair value option election is irrevocable, unless a new election date occurs. ASC 825 is effective the beginning of an entity’s first fiscal year beginning after November 15, 2007 and is to be applied prospectively, unless the entity elects early adoption. Consequently, we adopted ASC 825 effective October 1, 2008 and elected not to apply the fair value option.
          In September 2006, the FASB issued guidance under ASC 820, Fair Value Measurements and Disclosures, section 10, defining fair value, outlining a fair value hierarchy (requiring market-based assumptions be used, if available) and setting disclosure requirements of assets and liabilities measured at fair value based on their level in the hierarchy. On October 1, 2008, we adopted, without material impact on our consolidated financial statements, the provisions of ASC 820 related to financial assets and liabilities. We will adopt the provisions of

ASC 820 related to non-financial assets and liabilities on October 1, 2009 and we do not expect the adoption of these provisions to materially impact our consolidated financial statements.
3. Discontinued Operations
          We completed work on our final pressure pumping contract in Russia in July 2009. Consequently, we classified the Russia pressure pumping unit, an operating segment within the International Pumping Services segment, as a discontinued operation. Accordingly, the assets and liabilities of this business, along with its results of operations, have been reclassified for all periods presented. As soon as our contractual obligations were fulfilled, we began the process of redeployment and liquidation of the assets associated with this business and other exit activities. In the fourth quarter of fiscal 2009, we recorded charges totaling $6.6 million in connection with these exit activities, including employee separation costs, fixed asset and inventory impairment charges. We expect to incur additional exit costs during fiscal 2010 in the range of $3-4 million as we complete the exit activities associated with our Russia pressure pumping business.
          In fiscal 2008, the goodwill related to our Russia pressure pumping operations of $6.1 million was fully impaired. Our analysis at that time indicated that such goodwill would likely not be recoverable, largely as a result of competitive pressure in the areas in which we operated, cost inflation, currency risks and concerns over future activity reductions.
          Summarized operating results from discontinued operations are as follows:

	Year Ended September 30,
	2009	2008	2007
	(in thousands)
Revenue	$30,035	$67,185	$71,916
Loss before income taxes	(16,231)	(10,374)	(1,033)
Income tax expense (benefit)	(203)	747	(865)

Loss from discontinued operations	$(16,028)	$(11,121)	$(168)

          Significant categories of assets and liabilities from discontinued operations are shown below, as of September 30:

	2009	2008
	(in thousands)
Total assets:
Receivables, net of allowance for doubtful accounts	$—	$16,503
Inventories, net	2,910	16,348
Prepaid and other current assets	—	1,709
Property, net	4,708	32,601

Total assets	$7,618	$67,161

Total liabilities:
Accounts payable, trade	$—	$4,285
Accrued liabilities	1,121	592

Total liabilities	$1,121	$4,877

4. Acquisitions of Businesses
Fiscal 2008
          On May 21, 2008, we acquired all of the outstanding shares of Innicor Subsurface Technologies Inc. (“Innicor”) for a purchase price of $54.4 million, including transaction costs, which resulted in an increase of $36.4 million in total current assets, $14.5 million in property and equipment, $0.7 million in intangible assets, $11.3 million in current liabilities, $3.1 million in long term liabilities and $17.2 million of goodwill. Innicor designs, manufactures and provides tools and equipment utilized in the completion and production phases of oil and gas well development in Canada and select international markets. This business complements our completion tools business in the Oilfield Services Group. Pro forma financial information for this acquisition is not included as it is not material to our consolidated financial statements.
Fiscal 2007

          On November 3, 2006, we completed the acquisition of Profile International Ltd. (“Profile”) for a total purchase price of $2.5 million, which resulted in $2.2 million of goodwill. Profile, located in Newcastle, England, was a provider of caliper inspection tools for pipeline integrity assessment to markets worldwide. This business complements our pipeline inspection business in the Oilfield Services Group segment.
          On December 20, 2006, we purchased substantially all of the operating assets of Tekcor Technology, Ltd. (“Tekcor”) for $8.3 million, which resulted in an increase of $3.6 million to total current assets, $0.7 million in property and equipment and $4.0 million to technology-based intangible assets. Located in Houston, Texas, Tekcor was a provider of specialty chemicals and related services to the oil and gas well drilling industry along the Texas and Louisiana Gulf Coast and is included in our completion fluids business in the Oilfield Services Group segment.
          On March 1, 2007 we acquired Aberdeen-based Norson Services Ltd, (“Norson”), a division of Norson Group Ltd., and substantially all of the assets of Norson Group’s United States subsidiary Norson Services LLC. The total purchase price paid for both acquisitions was $29.0 million, including legal fees, which resulted in an increase of $7.4 million in total current assets, $5.9 million in property and equipment, $1.8 million in intangible assets, $5.4 million in current liabilities and $19.3 million of goodwill. The addition of Norson’s hydraulic and electrical umbilical testing services and the services provided by the Norson’s subsea units, which include remote pigging and flooding, subsea hydro testing and subsea data logging, strengthened the service capabilities of our process and pipeline services business in the Oilfield Services Group segment.
          On June 30, 2007, we completed the acquisition of substantially all of the capillary tubing assets of Allis-Chalmers for a total purchase price of $16.3 million, which resulted in an increase of $1.5 million in current assets, $1.8 in property and equipment and $13.0 million of goodwill. The assets are used for the installation and service of capillary injection systems primarily in the United States and Mexico. The assets complement our Dyna-Coil acquisition which occurred in the fourth quarter of fiscal 2006 and enhance our chemical services operation in the Oilfield Services Group segment.
          Pro forma financial information for our fiscal 2007 acquisitions is not included as they were not material individually or in aggregate to our consolidated financial statements.
5. Earnings Per Share
          Basic earnings per share excludes dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is based on the weighted-average number of shares outstanding during each period and the assumed exercise of dilutive instruments (stock options, employee stock purchase plan, stock incentive awards, bonus stock and director stock awards) less the number of treasury shares assumed to be purchased with the exercise proceeds using the average market price of our common stock for each of the periods presented.

          The following table presents information necessary to calculate earnings per share for each of the three years in the period ended September 30, 2009 (in thousands, except per share amounts):

	2009	2008	2007
Income from continuing operations	$165,971	$620,486	$753,808
Loss from discontinued operations	(16,028)	(11,121)	(168)

Net income	$149,943	$609,365	$753,640

Weighted-average common shares outstanding	292,239	293,479	292,757

Basic earnings per share:
Income from continuing operations	$0.57	$2.11	$2.57
Loss from discontinued operations	(0.06)	(0.03)	—

Net income	$0.51	$2.08	$2.57

Weighted-average common and dilutive potential common shares outstanding:
Weighted-average common shares outstanding	292,239	293,479	292,757
Assumed exercise of stock options	25	1,792	2,960
Assumed stock purchase plan grants	—	297	135
Assumed vesting of other stock awards	1,129	198	64

Weighted-average dilutive shares outstanding	293,393	295,766	295,916

Diluted earnings per share:
Income from continuing operations	$0.57	$2.10	$2.55
Loss from discontinued operations	(0.06)	(0.04)	—

Net income	$0.51	$2.06	$2.55

          For the years ended September 30, 2009, 2008 and 2007, 11.4 million, 2.9 million and 2.9 million stock options, respectively, were excluded from the computation of diluted earnings per share due to their antidilutive effect. For the year ended September 30, 2009, the $0.9 million shares to be granted under the stock purchase plan (see Note 14) were excluded from the computation of diluted earnings per share due to their antidilutive effect.
6. Debt
          Long-term debt at September 30 consisted of the following (in thousands):

	2009	2008
5.75% Senior Notes due 2011, net of discount	$249,891	$249,825
6% Senior Notes due 2018, net of discount	249,019	248,905

Long-term debt	$498,910	$498,730

          On May 19, 2008, we completed a public offering of $250.0 million of 6% Senior Notes due 2018. The net proceeds from the offering of approximately $246.9 million, after deducting underwriting discounts and commissions and expenses, were used to retire $250.0 million in outstanding floating rate Senior Notes, which matured June 1, 2008. We also have outstanding $250.0 million of 5.75% Senior Notes due 2011.
          Our amended and restated revolving credit facility (the “Revolving Credit Facility”) permits borrowings of up to $400 million in principal amount. The Revolving Credit Facility includes a $50 million sublimit for the issuance of standby letters of credit and a $20 million sublimit for swingline loans. Swingline loans have short-term maturities and the remaining amounts outstanding under the Revolving Credit Facility become due and payable in August 2012. In addition, we have the right to request up to an additional $200 million over the permitted borrowings of $400 million, subject to the approval of our lenders at the time of the request. Depending on the amount of borrowings outstanding under this facility, the interest rate applicable to borrowings generally ranges from 30-40 basis points above LIBOR. We are charged various fees in connection with the Revolving Credit Facility, including a commitment fee based on the average daily unused portion of the commitment, totaling $0.3 million, $0.2 million and $0.3 million in fiscal 2009, 2008 and 2007, respectively. In addition, the Revolving Credit Facility charges a utilization fee on all outstanding loans and letters of credit when usage of the Revolving Credit

Facility exceeds 62.5%; there were no material utilization fees incurred for the fiscal years ended September 30, 2009, 2008 or 2007. There were no borrowings under the Revolving Credit Facility at September 30, 2009 and 2008 and pursuant to the Merger Agreement, their must be no borrowings outstanding under the Revolving Credit Facility on the completion date of the Merger.
          In May 2008, we entered into a $50.0 million Committed Credit Facility with a commercial bank to finance our acquisition of Innicor Subsurface Technologies Inc. There were no commitment fees required by this facility, and the interest rate was based on market rates on the dates that amounts are borrowed. This facility expired in May 2009 and was repaid with cash on hand.
          In addition to the Revolving Credit Facility, we had available $24.3 million of unsecured discretionary lines of credit at September 30, 2009, which expire at the bank’s discretion. There are no requirements for commitment fees or compensating balances in connection with these lines of credit, and interest is at prevailing market rates. There was $7.2 million and $7.6 million in outstanding borrowings under these lines of credit at September 30, 2009 and 2008, respectively. The weighted average interest rates on short-term borrowings outstanding as of September 30, 2009 and 2008 were 4.50% and 5.23%, respectively.
          The Senior Notes and Revolving Credit Facility include various customary covenants and other provisions, including the maintenance of certain profitability and solvency ratios, none of which materially restrict our activities. We are currently in compliance with all financial covenants imposed.
7. Financial Instruments
          The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable.
          Cash and Cash Equivalents, Short-term Investments, Trade Receivables, Trade Payables and Short-Term Borrowings: The carrying amount approximates fair value because of the short-term maturity of those instruments.
          Long-term Debt: Fair value is based on quoted prices in active markets for our debt securities.
          Foreign Currency Debt: Periodically, we borrow funds which are denominated in foreign currencies, which exposes us to market risk associated with exchange rate movements. There were $7.2 million and $7.6 million borrowings denominated in foreign currencies at September 30, 2009 and 2008, respectively.
          The fair value of financial instruments that differed from their carrying value at September 30, 2009 and 2008 was as follows (in thousands):

	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
5.75% Senior Notes due 2011	$249,891	$260,000	$249,825	$255,225
6% Senior Notes due 2018	249,019	251,465	248,905	250,300
8. Income Taxes
          The geographical sources of income from continuing operations before income taxes for each of the three years in the period ended September 30, 2009 were as follows (in thousands):

	2009	2008	2007
United States	$(81,935)	$522,242	$831,852
International	276,102	356,278	282,029

Income from continuing operations before income taxes	$194,167	$878,520	$1,113,881

          The provision for income taxes for each of the three years in the period ended September 30, 2009 is summarized below (in thousands):

	2009	2008	2007
Current:
United States — Federal	$(54,448)	$106,467	$260,374
United States — State	(9,899)	12,234	21,680
International	63,489	80,013	60,594

Total current	(858)	198,714	342,648

Deferred:
United States — Federal	12,641	45,634	5,069
United States — State	1,849	4,872	1,258
International	14,564	8,814	11,098

Total deferred	29,054	59,320	17,425

Income tax expense	$28,196	$258,034	$360,073

          The consolidated effective income tax rates (as a percent of income before income taxes) for each of the three years in the period ended September 30, 2009 varied from the U.S. statutory income tax rate for the reasons set forth below:

	2009	2008	2007
U.S. statutory rate	35.0%	35.0%	35.0%
Foreign earnings at varying rates	(17.8)	(4.5)	(3.1)
State income taxes, net of federal benefit	(2.7)	1.3	1.3
Other income taxes	10.9	1.8	1.0
Changes in valuation allowance	2.7	(1.0)	(1.1)
Foreign income recognized domestically	3.7	(0.1)	—
Foreign expense recognized domestically	(9.4)	—	—
Domestic production activity deduction	—	(1.0)	(0.7)
Tax credits	(9.8)	(1.2)	(1.0)
Nondeductible expenses	1.3	0.5	1.0
Other, net	0.6	(1.4)	(0.1)

	14.5%	29.4%	32.3%

          Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of assets or liabilities and its reported amount in the financial statements. The measurement of deferred tax assets and liabilities is based on enacted tax laws and rules currently in effect in each of the taxing jurisdictions in which we have operations. Generally, deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related asset or liability for financial reporting purposes. Deferred tax assets and liabilities as of September 30 were as follows (in thousands):

	2009	2008
Assets:
Accrued compensation expense	$46,857	$35,769
Accrued postretirement benefits	9,412	18,114
Pension liability	22,798	16,927
Deferred / unrealized gain	859	2,161
Accrued insurance expense	11,376	12,449
Other accrued expenses	5,228	18,009
Foreign tax credit carryforwards	14,948	—
Deferred revenue	7,099	4,151
Net operating and capital loss carryforwards	7,220	10,230
Valuation allowance	(7,795)	(1,831)

Total deferred tax asset	118,002	115,979

Liabilities:
Differences in depreciable basis of property	(265,733)	(212,418)
Unrealized gain/loss	—	(6,332)
Pension asset	—	(2,547)
Earnings of foreign affiliates	(1,946)	—

Total deferred tax liability	(267,679)	(221,297)

Net deferred tax liability	$(149,677)	$(105,318)

          We adopted the provisions of ASC 740 regarding the recognition of tax benefits on October 1, 2007. As a result of the implementation of the new standard, we recognized a reduction of $8.1 million in the October 1, 2007 balance of retained earnings, with a corresponding increase to other long-term liabilities. We have unrecognized tax benefits which, if recognized, would favorably affect the effective tax rate in the period in which recognized. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	Gross Unrecognized
	Tax Benefits,		Total Gross
	Excluding Interest	Interest and	Unrecognized Tax
	and Penalties	Penalties	Benefits

Balance at October 1, 2008	$50,383	$8,866	$59,249
Increases during fiscal 2009	5,593	3,165	8,758
Decreases due to resolution of uncertain tax positions	(16,044)	(1,532)	(17,576)

Balance at September 30, 2009	$39,932	$10,499	$50,431

          We recognize potential penalties and interest related to unrecognized tax benefits as a component of income tax expense. It is reasonably possible that approximately $14.4 million of unrecognized tax benefits could be realized in the next twelve months, due to expiring statutes of limitation and settlements with government authorities.
          We file tax returns in the United States and approximately fifty countries and are subject to audits periodically, none of which is expected to have a material impact on our financial statements. Due to the uncertainty and various stages of such audits, we are unable to make reasonably reliable estimates of the period of any cash settlement related to our tax benefit liabilities or whether any material net cash settlement will be required. The United States and Canada are our major taxing jurisdictions. The earliest open tax year subject to examination is 2006 for the United States and 2001 for Canada.
          At September 30, 2009, we had approximately $31.3 million of foreign net operating loss carryforwards and $1.0 million of state net operating loss carryforwards. The foreign net operating loss carryforwards expire as follows: $1.3 million in 2012, $2.4 million by fiscal year 2014 and the remaining $27.6 million does not expire. The state net operating losses will expire between fiscal year 2010 and fiscal year 2019.

          We record a valuation allowance to reduce our deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will expire before realization of the benefit. Because management believes that it is more likely than not that a portion of the foreign net operating loss carryforwards and foreign tax credit carryforwards will not be realized, a valuation allowance has been recorded on a portion of these amounts.
          Our stock basis difference in foreign subsidiaries, for which a U.S. deferred tax liability has not been established, is approximately $866.7 million as of September 30, 2009. This stock basis difference arises from the existence of unremitted foreign earnings and cumulative translation adjustments. We have provided additional taxes for the anticipated repatriation of foreign earnings of our foreign subsidiaries where we have determined that the foreign subsidiaries earnings are not indefinitely reinvested. For foreign subsidiaries whose earnings are indefinitely reinvested, no provision for U.S. federal and state income taxes has been recorded. If we were to record a tax liability for the full tax versus book basis difference of our foreign subsidiaries, an additional net deferred tax liability of approximately $121.2 million would be recorded as of September 30, 2009.
9. Segment Information
          We currently have twelve operating segments for which separate financial information is available and that have separate management teams that are engaged in oilfield services. The results for these operating segments are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. The operating segments have been aggregated into four reportable segments: U.S./Mexico Pressure Pumping, Canada Pressure Pumping, International Pressure Pumping and the Oilfield Services Group. We revised our internal management reporting structure in fiscal 2009, moving our U.S. service tool business, which previously had been reported within the U.S./Mexico Pressure Pumping segment, into the completion tools division of our Oilfield Services Group. All periods presented have been recast to conform to the new reporting structure.
          The U.S./Mexico Pressure Pumping segment has two operating segments that provide cementing services and stimulation services (consisting of fracturing, acidizing, sand control, nitrogen, coiled tubing and service tool services) throughout the United States and Mexico. These two operating segments have been aggregated into one reportable segment because they offer the same type of services, have similar economic characteristics, have similar production processes and use the same methods to provide their services.
          The Canada Pressure Pumping segment has one operating segment. Like U.S./Mexico Pressure Pumping, it provides cementing and stimulation services. These services are provided to customers in major oil and natural gas producing areas of Canada.
          The International Pressure Pumping segment has four operating segments. Similar to U.S./Mexico and Canada Pressure Pumping, it provides cementing and stimulation services. These services are provided to customers in more than 50 countries in the major international oil and natural gas producing areas of Europe, the Middle East, Asia Pacific and Latin America. These operating segments have been aggregated into one reportable segment because they have similar economic characteristics, offer the same type of services, have similar production processes and use the same methods to provide their services. They also serve the same or similar customers, which include major multi-national, independent and national or state-owned oil companies. Our Russia pressure pumping unit, which was historically an operating segment within the International Pressure Pumping, was discontinued during 2009. See Note 3. Consequently, its operating results are excluded from the segment data tables below.
          The Oilfield Services segment has five operating segments. These operating segments provide other oilfield services such as casing and tubular services, process and pipeline services, chemical services, completion tools and completion fluids services in the United States and in select markets internationally. These operating segments have been aggregated into one reportable segment as they all provide oilfield services other than pressure pumping, have similar economic characteristics, serve same or similar customers which primarily include major multi-national, independent and national or state-owned oil companies, and some of the operating segments share resources.
          The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate the performance of our segments based on operating income. Intersegment sales and transfers are not material.
          Summarized financial information concerning our segments for each of the three years in the period ended September 30, 2009 is shown in the following tables (in thousands). The “Corporate” column includes corporate expenses and assets not allocated to the operating segments. Revenue by geographic location is determined based on the location in which services are rendered or products are sold. Historically, in disclosing Long-Lived Assets by geographic location, we have included all goodwill in the United States. For purposes of this report, we have shown the goodwill in its respective country of origin based on our acquisition history. As a result, the corresponding amounts of Long-Lived Assets in previously reported periods have been restated to conform to the current presentation format by reducing United States by $417.4 million and $355.5 million, increasing Canada by $116.9 million and $116.9 million, and increasing other countries by $300.5 million and $238.6 million for fiscal 2008 and 2007, respectively. For the years ended September 30, 2009, 2008 and 2007, we provided services to several thousand customers, none of which accounted for more than 5% of consolidated revenue.

	U.S./Mexico	Canada	International	Oilfield
	Pressure	Pressure	Pressure	Services
Business Segments	Pumping	Pumping	Pumping	Group	Corporate	Total
2009
Revenue	$1,853,831	$309,435	$1,098,493	$860,138	$—	$4,121,897
Operating income (loss)	104,094	17,610	121,463	102,928	(116,821)	229,274
Total assets	1,518,249	424,675	1,459,930	1,031,925	712,144	5,146,923
Capital expenditures	178,756	9	131,899	56,211	27,317	394,192
Depreciation	135,381	27,528	79,903	43,242	6,497	292,551

2008
Revenue	$2,743,383	$442,474	$1,185,388	$987,832	$—	$5,359,077
Operating income (loss)	597,837	34,341	178,716	191,670	(89,270)	913,294
Total assets	1,728,751	515,600	1,415,494	1,076,894	585,169	5,321,908
Capital expenditures	267,476	20,163	194,572	82,951	40,422	605,584
Depreciation	115,774	34,797	63,549	35,490	10,705	260,315

2007
Revenue	$2,534,601	$386,547	$1,002,828	$806,517	$—	$4,730,493
Operating income (loss)	874,808	32,493	154,793	170,362	(79,858)	1,152,598
Total assets	1,487,260	550,449	1,262,831	997,983	416,689	4,715,212
Capital expenditures	288,037	83,643	200,366	84,037	85,712	741,795
Depreciation	88,410	29,327	50,458	29,112	7,059	204,366
Geographic Information

		Long-Lived
	Revenue	Assets

2009
United States	$2,092,461	$1,819,244
Canada	400,943	423,726
Other countries	1,628,493	1,163,475

Total	$4,121,897	$3,406,445

2008
United States	$3,104,864	$1,793,758
Canada	522,047	448,193
Other countries	1,732,166	1,065,347

Total	$5,359,077	$3,307,298

2007
United States	$2,867,442	$1,707,705
Canada	432,392	453,298
Other countries	1,430,659	779,441

Total	$4,730,493	$2,940,444

Revenue by Product Line

	2009	2008	2007
Cementing	$1,003,345	$1,344,010	$1,231,608
Stimulation	2,205,751	2,987,827	2,657,208
Other	912,801	1,027,240	841,677

Total revenue	$4,121,897	$5,359,077	$4,730,493

          A reconciliation from the segment information to consolidated income from continuing operations before income taxes for each of the three years in the period ended September 30, 2008 is set forth below (in thousands):

	2009	2008	2007
Total operating income for reportable segments	$229,274	$913,294	$1,152,598
Interest expense	(27,248)	(28,107)	(32,741)
Interest income	1,224	1,912	1,624
Other expense, net	(9,083)	(8,579)	(7,600)

Income from continuing operations before income taxes	$194,167	$878,520	$1,113,881

          As a result of the reduction in demand for our services and products caused by the recent global economic downturn, we identified a list of cementing and stimulation equipment used in our Pressure Pumping business that was not economical to repair or maintain in the current market environment. We impaired such equipment to write it down to scrap or salvage value, recording non-cash, pre-tax impairment charges totaling $5.7 million in the U.S. pressure Pumping segment and $1.5 million in the Middle East region of the International Pressure Pumping segment in the third quarter of fiscal 2009. These charges, totaling $7.2 million, are included in the loss on disposal of assets, net on the consolidated statement of operations.
10. Employee Benefit Plans
Defined Benefit Pension Plans
          We have defined benefit pension plans covering employees in certain international locations, including the U.K., Canada, Norway and elsewhere. During fiscal 2004, the plans in the U.K. and Canada were frozen to new entrants.
          In September 2006, we entered into an agreement with an insurance company to settle or transfer our obligation with respect to a U.S. defined benefit plan. Plan assets of approximately $72 million were used to purchase an insurance contract to fund the benefits and effectively settle the plan, subject to regulatory approvals. In December 2008, we received approval from the Pension Benefit Guaranty Corporation and the Internal Revenue Service and were relieved of primary responsibility for the pension benefit obligation. Consequently, we recorded a non-cash pre-tax charge of $21.7 million in connection with the settlement in the first quarter of fiscal 2009. This charge resulted in a $5.7 million reduction in prepaid pension cost and a $16.0 million increase in accumulated other comprehensive income, with a tax effect of $5.9 million.
          We also have a non-qualified supplemental executive retirement plan (“SERP”), an unfunded defined benefit pension plan that provides our executives with supplemental retirement benefits based on the highest consecutive three years compensation out of the final ten years of employment. Benefits under the SERP become vested upon the later of the executive’s 55th birthday or the date the executive completes five full years of service as an officer.
Postretirement Benefit Plans
          We also sponsor plans that provide certain health care and life insurance benefits for retired employees, primarily in the United States, who meet specified age and service requirements, and their eligible dependents. These plans are unfunded and we retain the right, subject to existing agreements, to modify or eliminate them. Our postretirement medical benefit plan provides credits based on years of service that can be used to purchase coverage under the retiree plan. This plan effectively caps our health care inflation rate at a 4% increase per year.

          All amounts in the following tables are presented in thousands of dollars, except for percentages and unless otherwise stated.
Obligations and Funded Status

	U.S. SERP		Non-U.S. Pension		U.S. Postretirement
Change in benefit obligation	2009	2008	2009	2008	2009	2008

Benefit obligation, beginning of year	$32,194	$31,211	$182,139	$218,673	$49,320	$57,596
Service cost	1,200	1,138	4,302	6,519	1,383	4,132
Interest cost	2,013	1,860	11,144	12,876	1,663	3,657
Actuarial (gain)/loss	4,061	(1,237)	24,956	(28,271)	(26,333)	(15,621)
Benefits paid	(408)	(816)	(8,394)	(6,143)	(665)	(444)
Contributions by plan participants	—	—	1,619	2,246	—	—
Plan amendments	—	38	—	—	—	—
Exchange rate adjustments	—	—	(11,774)	(23,761)	—	—

Benefit plan obligation, end of year	$39,060	$32,194	$203,992	$182,139	$25,368	$49,320

Change in plan assets
Fair value of plan assets, beginning of year	$—	$—	$138,293	$164,887	$—	$—
Actual (loss)/return on plan assets	—	—	13,893	(20,333)	—	—
Contributions by employer	408	816	12,404	15,571	665	444
Contributions by plan participants	—	—	1,619	2,246	—	—
Benefits paid from plan assets	(408)	(816)	(8,394)	(6,143)	(665)	(444)
Exchange rate adjustments	—	—	(9,358)	(17,935)	—	—

Fair value of plan assets, end of year	$—	$—	$148,457	$138,293	$—	$—

Underfunded status	$(39,060)	$(32,194)	$(55,535)	$(43,846)	$(25,368)	$(49,320)
          Amounts recognized in the consolidated statement of financial position consist of:

	U.S. SERP		Non-U.S. Pension		U.S. Postretirement
	2009	2008	2009	2008	2009	2008

Current liability	$(408)	$(2,065)	$(837)	$(623)	$(1,337)	$(1,086)
Non-current liability	(38,652)	(30,129)	(54,698)	(43,223)	(24,031)	(48,234)

Net amount recognized	$(39,060)	$(32,194)	$(55,535)	$(43,846)	$(25,368)	$(49,320)

          The amounts recognized in accumulated other comprehensive income consist of the following as of September 30:

	U.S. SERP		Non-U.S. Pension		U.S. Postretirement
	2009	2008	2009	2008	2009	2008

Net loss (gain)	$4,934	$873	$72,917	$54,632	$(41,412)	$(19,101)
Prior service cost (credit)	4,953	6,080	—	—	—	—
Net transition obligation	—	—	(260)	(84)	—	—

Total	$9,887	$6,953	$72,657	$54,548	$(41,412)	$(19,101)

          The estimated net loss and prior service cost for the U.S. SERP that will be amortized from accumulated other comprehensive income into the net periodic benefit cost in fiscal 2010 are $0.1 million and $1.1 million, respectively. The estimated net loss for Non-U.S. pension plans that will be amortized from accumulated other comprehensive income into the net periodic benefit cost in fiscal 2010 is $3.0 million. The estimated net gain for the U.S. postretirement plan that will be amortized from accumulated other comprehensive income into the net periodic benefit cost in fiscal 2010 is $(4.8) million.
Accumulated Benefit Obligations (ABO) in Excess of Plan Assets
          The ABO is the actuarial present value of the pension benefits at the employees’ current compensation levels. This differs from the projected benefit obligation, in that the ABO does not include any assumptions about future compensation levels. The ABO for the U.S. SERP was $27.4 million and $24.2 million at September 30, 2009 and 2008, respectively. The ABO for all non-U.S. plans was $191.4 million and $167.4 million at September 30, 2009 and 2008, respectively.

          The following is information for the plans with ABO’s in excess of plan assets at September 30:

	U.S. SERP		Non-U.S. Pension
	2009	2008	2009	2008
Projected benefit obligation	$39,060	$32,194	$157,823	$135,885
Accumulated benefit obligation	27,391	24,202	152,968	131,388
Plan assets at fair value	—	—	107,070	97,507
Components of Net Periodic Benefit Cost

	U.S. SERP			Non-U.S. Pension			U.S. Postretirement
	2009	2008	2007	2009	2008	2007	2009	2008	2007

Service cost	$1,200	$1,138	$950	$4,302	$6,519	$5,646	$1,383	$4,131	$3,971
Interest cost	2,013	1,860	1,297	11,144	12,877	10,682	1,663	3,657	3,302
Expected return on plan assets	—	—	—	(8,793)	(11,235)	(9,696)	—	—	—
Amortization of net loss (gain)	—	—	—	2,294	2,153	3,097	(4,022)	—	—
Amortization of prior service cost	1,127	1,124	996	(42)	58	(39)	—	—	—

Net periodic benefit cost	$4,340	$4,122	$3,243	$8,905	$10,372	$9,690	$(976)	$7,788	$7,273

Other Changes in Plan Assets and Projected Benefit Obligation Recognized in Other Comprehensive Income

	U.S. SERP		Non-U.S. Pension		U.S. Postretirement
	2009	2008	2009	2008	2009	2008
Net loss (gain)	$4,061	$(1,237)	$20,159	$7,157	$(26,333)	$(15,621)
Prior service cost	—	38	—	—	—	—
Amortization of net loss (gain)	—	—	(2,050)	(2,165)	4,022	—
Amortization of prior service cost	(1,127)	(1,124)	—	—	—	—

Total recognized in other comprehensive income	$2,934	$(2,323)	$18,109	$4,992	$(22,311)	$(15,621)
Total recognized in net periodic benefit cost and other comprehensive income	$7,274	$1,799	$27,014	$15,364	$(23,287)	$(7,833)
Assumptions
          The weighted average assumptions used to determine benefit obligations at September 30, were as follows:

	U.S. SERP		Non-U.S. Pension		U.S. Postretirement
	2009	2008	2009	2008	2009	2008

Discount rate	4.6%	6.5%	5.9%	6.9%	5.6%	7.6%
Rate of increase in future compensation	5.0%	5.0%	3.8%	4.6%	n/a	n/a
          The weighted average assumptions used to determine net periodic benefit costs for the years ended September 30, were as follows:

	U.S. SERP			Non-U.S. Pension			U.S. Postretirement
	2009	2008	2007	2009	2008	2007	2009	2008	2007

Discount rate	6.5%	6.0%	6.0%	5.9%	6.8%	6.0%	7.6%	6.4%	6.0%
Expected long-term rate of return on assets	n/a	n/a	n/a	6.5%	7.0%	6.8%	n/a	n/a	n/a
Rate of increase in future compensation	5.0%	5.0%	5.0%	3.8%	4.6%	4.2%	n/a	n/a	n/a
          The expected long-term rate of return assumptions represent the rate of return on plan assets reflecting the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. The assumption has been determined by reflecting expectations regarding future rates of return for the portfolio considering the asset distribution target and related historical rates of return. The redemption yield on government fixed interest bonds as well as corporate bonds were used as proxies for the return on debt securities, weighted by the relative proportion of each within the actual portfolio. The return on equities was based on the historical long-term performance of the equity classes. This rate is reassessed at least on an annual basis.
          The postretirement benefit obligation at September 30, 2009 and 2008 was determined using a health care cost inflation rate of 4%, reflecting the cap described above. Increasing the assumed health care cost trend rates would not have a material impact on the accumulated postretirement benefit obligation or the net periodic postretirement benefit cost because these benefits are capped pursuant to the terms of the plan.
Plan Assets
          Our objective is to diversify the portfolios of our pension assets among several asset classes to reduce volatility while maintaining an asset mix that provides the highest rate of return with an acceptable risk. This is primarily through a mix of equity securities and fixed income funds to generate asset returns comparable with the general market. We have investment committees that meet at least annually to review the portfolio returns and to determine asset-mix targets based on asset/liability studies. The investment committees consider these studies in the formal establishment of the current asset-mix targets based on the projected risk and return levels for each asset class. Our investment portfolio as of September 30, 2009 and 2008 was:

	Non-U.S. Pension
	Target	2009	2008
Equity securities	60-75%	61%	61%
Debt securities	25-35%	37%	36%
Other	0-5%	2%	3%
Contributions and Estimated Benefit Payments
          The pension plans are generally funded with the amounts necessary to meet the legal or contractual minimum funding requirements. We infrequently make discretionary contributions. We contributed $12.8 million in fiscal 2009, none of which was discretionary. We expect to contribute $13.7 million to the defined benefit plans in fiscal 2010, which represents the legal or contractual minimum funding requirements. The postretirement plan is generally funded with the amounts necessary to meet benefit costs as they are incurred. We contributed $0.7 million in fiscal 2009 and we expect to contribute $1.3 million to the post retirement plan in fiscal 2010, which represents the anticipated claims.
          The following benefit payments for all plans, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Years ending September 30,
2010	$5,333
2011	10,271
2012	10,762
2013	11,120
2014	11,481
Years 2015-2019	64,635
Defined Contribution Plans
     We administer defined contribution plans for employees in the United States, the U.K. and Canada whereby eligible employees may elect to contribute from 2% to 20% of their base salaries to an employee benefit trust. We match employee contributions at the rate of 100% up to 6% of the employee’s base salary in the United States, and an equal matching up to 5.5% of the employee’s base salary in the U.K. In addition, we contribute between 2% and 6% of each employee’s base salary depending on their age or years of service in the United States, the U.K. and Canada. Our matching contributions vest immediately while our base contributions become fully vested after three years of employment. Company contributions to these defined contribution plans were $34.1 million, $30.6 million and $31.0 million, in fiscal 2009, 2008 and 2007, respectively.

Directors’ Retirement Plan
          We have a non-qualified directors’ retirement plan. The unfunded defined benefit plan provides our non-employee directors with benefits upon termination of their service based on the number of years of service and the last annual retainer fee. This plan has been discontinued as of December 2007, other than for currently serving directors. The expense associated with this plan was $3.3 million, $2.4 million and $0.2 million for the years ended September 30, 2009, 2008 and 2007, respectively. Benefits paid under the plan totaled $40 thousand for each of the years ended September 30, 2009, 2008 and 2007. The related accrued benefit obligation was $8.8 million and $5.5 million as of September 30, 2009 and 2008, respectively.
11. Commitments and Contingencies
Litigation
          Through performance of our service operations, we are sometimes named as a defendant in litigation, usually relating to claims for personal injury or property damage (including claims for well or reservoir damage, and damage to pipelines or process facilities). We maintain insurance coverage against such claims to the extent deemed prudent by management. Further, through a series of acquisitions, we assumed responsibility for certain claims and proceedings made against the Western Company of North America, Nowsco Well Service Ltd., OSCA and other companies whose stock we acquired in connection with their businesses. Some, but not all, of such claims and proceedings will continue to be covered under insurance policies of our predecessors that were in place at the time of the acquisitions.
          Although the outcome of the claims and proceedings against us cannot be predicted with certainty, management believes that there are no existing claims or proceedings that are likely to have a material adverse effect on our financial position, results of operations or cash flows.
Stockholder Lawsuits regarding Baker Hughes Merger
          In connection with the pending Baker Hughes Merger, various lawsuits have been filed in the Court of Chancery of the State of Delaware (the “Delaware Lawsuits”) on behalf of the public stockholders of the Company, naming the Company, current members of the Company’s Board of Directors, and Baker Hughes as defendants. In the Delaware Lawsuits, the plaintiffs allege, among other things, that the Company’s Board of Directors violated various fiduciary duties in approving the Merger Agreement and that the Company and/or Baker Hughes aided and abetted such alleged violations. Among other remedies, the plaintiffs seek to enjoin the Merger.
          On September 25, 2009, the Delaware Chancery Court entered an order consolidating the Delaware Lawsuits into one class action, In re: BJ Services Company Shareholders Litigation, C.A. No. 4851-VCN. On October 6, 2009, the Delaware Chancery Court entered an order designating the law firm of Faruqi & Faruqi, LLP of New York, New York as lead counsel and Rosenthal, Monhait & Goddess, P.A. of Wilmington, Delaware as liaison counsel. On October 16, 2009, lead counsel for the plaintiffs filed an amended complaint in the Delaware Chancery Court which, among other things, adds Jeffrey E. Smith, the Company’s Executive Vice President and Chief Financial Officer, as a defendant, contains new factual allegations about the merger negotiations, and alleges the preliminary joint proxy/prospectus filed on October 14, 2009, with the U.S. Securities and Exchange Commission (the “SEC”) omits and misrepresents material information.
          Various lawsuits have also been filed in the District Courts of Harris County, Texas (the “Texas Lawsuits”). The Texas Lawsuits make substantially the same allegations as were initially asserted in the Delaware Lawsuits, and seek the same relief. On October 9, 2009, the Harris County Court consolidated the Texas Lawsuits into one class action, Garden City Employees’ Retirement System, et al. v. BJ Services Company, et al., Cause No. 2009-57320, 80th Judicial District of Harris County, Texas. On October 20, 2009, the Court of Appeals for the First District of Texas at Houston granted the defendants’ emergency motion to stay the Texas Lawsuits pending its decision on the defendants’ petition seeking a stay of the Texas Lawsuits pending adjudication of the Delaware Lawsuits, which were filed first.
          The Company believes that the Delaware Lawsuits and the Texas Lawsuits are without merit, and it intends to vigorously defend itself against them. The outcome of this litigation is uncertain, however, and we cannot currently predict the manner and timing of the resolution of the suits, the likelihood of the issuance of an injunction preventing the consummation of the Merger, or an estimate of a range of possible losses or any minimum loss that could result in the event of an adverse verdict in these suits. These suits could prevent or delay the completion of the Merger and result in substantial costs to the Company and Baker Hughes. We have recorded an amount for estimated legal defense costs under our applicable insurance policies. However, there can be no assurance as to the ultimate outcome of these lawsuits or whether our applicable insurance policies will provide sufficient coverage for these claims.
Asbestos Litigation
          In August 2004, certain predecessors of ours, along with numerous other defendants were named in four lawsuits filed in the Circuit Courts of Jones and Smith Counties in Mississippi. These four lawsuits included 118 individual plaintiffs alleging that they suffer various illnesses from exposure to asbestos and seeking damages. The lawsuits assert claims of unseaworthiness, negligence, and strict liability, all based upon the status of our predecessors as Jones Act employers. The plaintiffs were required to complete data sheets specifying the companies they were employed by and the asbestos-containing products to which they were allegedly exposed. Through this process, approximately 25 plaintiffs have identified us or our predecessors as their employer. Amended lawsuits were filed by four individuals against us and the remainder of the original claims (114) were dismissed. Of these four lawsuits, three failed to name us as an employer or manufacturer of asbestos-containing products so we were thereby dismissed. Subsequently an individual from one of these lawsuits brought his own action against us. As a result, we are currently named as a Jones Act employer in two of the Mississippi lawsuits. It is possible that as many as 21 other claimants who identified us or our predecessors as their employer could file suit against us, but they have not done so at this time. Only minimal medical information regarding the alleged asbestos-related disease suffered by the plaintiffs in the two lawsuits has been provided. Accordingly, we are unable to estimate our potential exposure to these lawsuits. We and our predecessors in the past maintained insurance which may be available to respond to these claims. In addition to the Jones Act cases, we have been named in a small number of additional asbestos cases. The allegations in these cases vary, but generally include claims that we provided some unspecified product or service which contained or utilized asbestos or that an employee was exposed to asbestos at one of our facilities or customer job sites. Some of the allegations involve claims that we are the successor to the Byron Jackson Company. To date, we have been successful in obtaining dismissals of such successor cases without any payment in settlements or judgments, although some remain pending at the present time. We intend to defend ourselves vigorously in all of these cases based on the information available to us at this time. We do not expect the outcome of these lawsuits, individually or collectively, to have a material adverse effect on our financial position, results of operations or cash flows; however, there can be no assurance as to the ultimate outcome of these lawsuits or additional similar lawsuits, if any, that may be filed.
Halliburton — Python Litigation
          On December 21, 2007, Halliburton Energy Services, Inc. re-filed a prior suit against us and another oilfield services company for patent infringement in connection with drillable bridge plug tools. These tools are used to isolate portions of a well for stimulation work, after which the plugs are milled out using coiled tubing or a workover rig. Halliburton claims that our tools (offered under the trade name “Python”) and tools offered by the other company infringe various patents for a tool constructed of composite material. The lawsuit was filed in the United States District Court for the Northern District of Texas (Dallas). This lawsuit arises from litigation filed in 2003 by Halliburton regarding the patents at issue. The earlier case was dismissed without prejudice when Halliburton sought a re-examination of the patents by the United States Patent and Trademark Office on July 6, 2004. The parties have filed briefs with the Court arguing their positions on the construction of the coverage of Halliburton’s patent. We expect that the Court will either issue a ruling or schedule a hearing on these issues within the next few months. We do not expect the outcome of this matter to have a material adverse effect on our financial position, results of operations or cash flows; however, there can be no assurance as to the ultimate outcome of this matter or future lawsuits, if any, that may be filed.
Halliburton — OptiFrac Litigation
          In December 2008, Halliburton filed a lawsuit against us in the Eastern District of Texas (Marshall) and another lawsuit in Toronto, Canada against us and another oilfield services company for patent infringement. In both suits, Halliburton claims that our coiled tubing perforating system (“OptiFrac”) infringes various patents for a coiled tubing fracturing system marketed by Halliburton. We are in the process of analyzing the methods, claims and causes of action alleged by Halliburton in the suits. We do not expect the outcome of these matters to have a material adverse effect on our financial position, results of operations or cash flows; however, there can be no assurance as to the ultimate outcome of these matters or future lawsuits, if any, that may be filed.

Customer Claim
          On November 19, 2009, we received correspondence from a customer operating in the North Sea, claiming that the Company’s decision to move a stimulation vessel out of the North Sea market constituted a breach of contract. The customer alleges that it was forced to purchase well stimulation services from other providers at a higher cost than in the original agreement between the customer and the Company. The customer further alleges that it has incurred actual and estimated future damages of $40.4 million plus an undisclosed amount for production loss and/or production deferral, and threatens arbitration as provided in the contract. We believe that this claim is without merit, and we intend to vigorously defend ourselves in this matter based on the information available to us at this time. We do not expect the outcome of this matter to have a material adverse effect on our financial position, results of operations or cash flows; however, there can be no assurance as to the ultimate outcome of this matter.
Investigations Regarding Misappropriation and Possible Illegal Payments
          In October 2004, we received a report from a whistleblower alleging that our Asia Pacific Region Controller had misappropriated Company funds and that illegal payments had been made to government officials in that region. Management and the Audit Committee of the Board of Directors conducted investigations of these allegations, as well as questions that later arose whether illegal payments had been made elsewhere. As a result of the theft investigation, the Region Controller admitted to multiple misappropriations and returned certain amounts to the Company. His employment was terminated in 2004.
          In addition, the Audit Committee’s investigation found information indicating a significant likelihood that payments, made by us to an entity in the Asia Pacific Region with which we have a contractual relationship, were then used to make payments to government officials in the region. The information also indicated that certain of our employees in the region believed that the payments by us would be used in that way. The payments, which may have been illegal, aggregated approximately $2.9 million and were made over a period of several years. The investigation also identified certain other payments as to which the legitimacy of the transactions reflected in the underlying documents could not be established or as to which questions about the adequacy of the underlying documents could not be resolved. We have voluntarily disclosed information found in the investigations to the U.S. Department of Justice (“DOJ”) and the SEC and have engaged in discussions with these authorities in connection with their review of the matter. We cannot predict whether further investigative efforts may be required or initiated by the authorities.
          In May 2007, the former Region Controller pled guilty to one count of theft in Singapore. In June 2007, we filed a civil lawsuit against him seeking to recover any additional misappropriated funds and seeking an accounting of disbursements that could not be explained following the investigation. In July 2008, we reached a settlement of this litigation with the Region Controller and he made a payment to us.
          The DOJ, the SEC and other authorities have a broad range of civil and criminal sanctions under the U.S. Foreign Corrupt Practices Act (“FCPA”) and other laws, which they may seek to impose in appropriate circumstances. Recent civil and criminal settlements with a number of public corporations and individuals have included multi-million dollar fines, disgorgement, injunctive relief, guilty pleas, deferred prosecution agreements and other sanctions, including requirements that corporations retain a monitor to oversee compliance with the FCPA. We cannot predict what, if any, actions may be taken by the DOJ, the SEC or other authorities or the effect the foregoing may have on our consolidated financial statements.
Environmental
          We are conducting environmental investigations and remedial actions at current and former Company locations and, along with other companies, are currently named as a potentially responsible party at five waste disposal sites owned by third parties. At September 30, 2009 and 2008, we had reserved approximately $5.0 million and $4.6 million, respectively, for such environmental matters. This represents management’s best estimate of our portion of future costs to be incurred. Insurance is also maintained for some environmental liabilities.
Lease and Other Long-Term Commitments
          In 1999, we contributed certain pumping service equipment to a limited partnership, in which we own a 1% interest. The equipment is used to provide services to our customers for which we pay a service fee over a period of at least six years, but not more than 13 years, at approximately $12 million annually. This is accounted for as an operating lease. We assessed the terms of this agreement and determined it was a variable interest entity. However, we were not deemed to be the primary beneficiary, and therefore, consolidation was not required. The transaction resulted in a gain that is being deferred and amortized over the partnership term. The partnership agreement permits substitution of equipment within the partnership as long as the implied fair value of the new property transferred in at the date of substitution equals or exceeds the implied fair value, as defined, of the current property in the partnership that is being replaced. Substitution activity during the partnership term has reduced the balance of the deferred gain to zero at September 30, 2009, compared to $4.2 million at September 30, 2008. In 2010, we have the option to purchase the pumping service equipment for approximately $46 million, and we have notified the partner of our intent to do so.
          In 1997, we contributed certain pumping service equipment to a limited partnership, in which we owned a 1% interest. The equipment was used to provide services to our customers for which we paid a service fee. On February 9, 2007, we purchased the remaining partnership interest for $47.8 million, and as a result acquired the partnership equipment. The acquisition of the partnership controlling interest was accounted for as an asset purchase.
          At September 30, 2009, we had long-term operating leases and service fee commitments covering certain facilities and equipment, as well as other long-term commitments, with varying expiration dates. Minimum non-cancelable lease and equipment financing obligations as of September 30, 2009, are as follows (in thousands):

Years ending September 30,
2010	$98,330
2011	49,386
2012	29,948
2013	16,855
2014	10,097
2015 and thereafter	19,525
          At September 30, 2009, we also had commitments outstanding for purchase obligations related to capital expenditures and inventory under purchase orders and contracts of approximately $280.2 million.
Contractual Obligations
          We routinely issue Parent Company Guarantees (“PCGs”) in connection with service contracts or performance obligations entered into by our subsidiaries. The issuance of these PCGs is frequently a condition of the bidding process imposed by our customers for work in countries outside of North America. The PCGs typically provide that we guarantee the performance of the services by our local subsidiary. The term of these PCGs varies with the length of the service contract. To date, the parent company has not been called upon to perform under any of these PCGs.
          We arrange for the issuance of a variety of bank guarantees, performance bonds and standby letters of credit. The vast majority of these are issued in connection with contracts we, or our subsidiaries, have entered into with customers. The customer has the right to call on the bank guarantee, performance bond or standby letter of credit in the event that we, or our subsidiaries, default in the performance of services. These instruments are required as a condition to being awarded the contract, and are typically released upon completion of the contract. We have also issued standby letters of credit in connection with a variety of our financial obligations, such as in support of fronted insurance programs, claims administration funding, certain employee benefit plans and temporary importation bonds. The following table summarizes our other commercial commitments as of September 30, 2009 (in thousands):

	Total	Amount of commitment expiration per period
	Amounts	Less than	1-3	4-5	Over 5
Other Commercial Commitments	Committed	1 Year	Years	Years	Years
Standby letters of credit	$34,957	$34,794	$163	$—	$—
Guarantees	290,956	155,977	77,195	48,868	8,916

Total other commercial commitments	$325,913	$190,771	$77,358	$48,868	$8,916

12. Intangible Assets
          The changes in the carrying amount of goodwill by reportable segment for each of the two years in the period ended September 30, 2009, are as follows (in thousands):

	U.S./Mexico	Canada	International	Oilfield Services
	Pressure Pumping	Pressure Pumping	Pressure Pumping	Group	Total

Balance September 30, 2007	$273,095	$116,842	$250,278	$317,649	$957,864
Acquisitions	1,823	—	—	15,764	17,587

Balance September 30, 2008	274,918	116,842	250,278	333,413	975,451
Acquisitions	416	—	—	2,074	2,490

Balance September 30, 2009	$275,334	$116,842	$250,278	$335,487	$977,941

          Goodwill increased $17.6 million in fiscal 2008, primarily as the result of the acquisition of Innicor Subsurface Technologies Inc. discussed in Note 4. Goodwill increased $2.5 million in fiscal 2009, primarily as a result of revisions to estimates used in the purchase accounting related to the Innicor acquisition.
          Technology-based intangible assets had a gross carrying amount of $44.0 million and $39.0 million, with accumulated amortization of $11.4 million and $7.8 million, for a net balance of $32.6 million and $31.2 million at September 30, 2009 and 2008, respectively. Amortization for the three years ended September 30, 2009, 2008 and 2007 was $3.6 million, $3.7 million and $2.2 million, respectively. Estimated amortization expense for each of the subsequent five fiscal years is expected to be within the range of $4.0 million to $5.0 million.
13. Supplemental Financial Information
          Supplemental financial information for the years ended September 30 is as follows (in thousands):

	2009	2008	2007
Consolidated statement of operations:
Research and development expense	$27,170	$26,302	$25,714
Rent expense	90,074	83,261	72,449
Consolidated statement of cash flows:
Income tax paid	49,985	190,130	373,109
Interest paid	30,687	28,959	39,016
Property additions included in accounts payable	9,128	5,168	6,237
Details of acquisitions:
Fair value of assets acquired	—	51,238	27,712
Liabilities assumed	—	11,356	5,617
Goodwill	—	17,292	35,825
Cash paid for acquisitions, net of cash acquired	—	57,174	57,920
          Other expense, net for the years ended September 30 is summarized as follows (in thousands):

	2009	2008	2007
Minority interest	$(13,765)	$(11,903)	$(11,315)
Non-operating net foreign exchange gain (loss)	667	(317)	115
(Loss) gain from sale of equity method investments	—	(2,947)	520
Legal settlements	3,569	4,000	—
Other, net	446	2,588	3,080

Other expense, net	$(9,083)	$(8,579)	$(7,600)

          Activity in the allowance for doubtful accounts for the years ended September 30 is as follows (in thousands):

	2009	2008	2007
Balance at beginning year	$22,472	$20,550	$18,976
Provision for bad debt charged to expense	8,750	9,606	6,541
Additions related to acquisitions	—	307	—
Write-offs of uncollectible accounts	(5,601)	(7,991)	(4,967)

Balance at end of year	$25,621	$22,472	$20,550

14. Stock-Based Compensation
          We currently have two stock incentive plans and two employee stock purchase plans. Our 2000 Incentive Plan and 2003 Incentive Plan (the “Plans”) provide for the granting of stock options to officers, certain eligible employees and non-employee directors at an exercise price equal to the fair market value of the stock at the date of the grant. The Plans also provide for the granting of performance-based long term stock incentive awards, including Performance Units (“Units”), bonus stock and phantom stock, to our officers and certain eligible employees and the 2003 Plan provides for restricted stock awards to certain eligible employees and non-employee directors. An aggregate of 27.0 million shares of Common Stock has been authorized for grants under the Plans, of which 9.7 million shares were available for future grants at September 30, 2009. The 2008 Employee Stock Purchase Plan (the “Purchase Plan”) allows all employees to purchase shares of our Common Stock at 85% of market value on the first or last business day, whichever is lower, of the twelve-month plan period beginning each October 1. Purchases are limited to 10% of an employee’s regular salary, or $21,250, whichever is less. An aggregate of 10.0 million shares of Common Stock has been authorized for purchases under the Purchase Plan, of which 10.0 million shares were available for future purchases at September 30, 2009.
          The following table summarizes stock-based compensation expense for fiscal 2009, 2008 and 2007, which was allocated as follows (in thousands):

	2009	2008	2007
Cost of sales and services	$9,397	$6,811	$7,168
Research and engineering	2,587	1,808	1,484
Marketing	3,869	3,386	3,359
General and administrative	25,906	18,984	18,615

Stock-based compensation expense	41,759	30,989	30,626
Tax benefit	(10,093)	(9,053)	(7,678)

Stock-based compensation expense, net of tax	$31,666	$21,936	$22,948

          Stock Options: The Plans provide for the granting of stock options to officers, certain eligible employees and non-employee directors at an exercise price equal to the fair market value of the stock at the date of the grant. Options outstanding generally vest over a three-year period and are exercisable for a period of seven years.
          Expected life was determined based on exercise history for the last ten years. Exercise history showed that officers tend to hold options for a longer period than non-officers. We segregate the grants of options to officers and non-officers for fair value determination due to the historical differences in exercise patterns exhibited. We calculate estimated volatility using historical daily price intervals to generate expected future volatility based on the appropriate expected lives of the options. The risk-free interest rate is based on observed U.S. Treasury rates appropriate for the expected lives of the options and the dividend yield is based on our history of dividends paid.

          Compensation expense for grants for the fiscal years ended September 30 was calculated using the Black-Scholes option pricing model with the following assumptions:

Officer grants	2009	2008	2007
Expected life (years)	5.0	4.8	4.8
Interest rate	2.8%	3.4%	4.6%
Volatility	40.1%	33.0%	37.0%
Dividend yield	0.8%	0.8%	0.6%
Weighted-average fair value per share at grant date	$4.62	$7.61	$12.08

Non-officer grants
Expected life (years)	3.9	3.6	3.7
Interest rate	2.3%	3.2%	4.6%
Volatility	42.3%	33.0%	33.4%
Dividend yield	0.8%	0.8%	0.6%
Weighted-average fair value per share at grant date	$4.21	$6.51	$9.84
          A summary of stock option activity and related information is presented below (in thousands, except per share prices and years) as of September 30, 2009:

		Weighted-Average
		Per share	Remaining
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (yrs.)	Value
Outstanding at beginning of year	9,313	$24.18
Granted	3,389	12.62
Exercised	(1,047)	9.69
Forfeited	(414)	21.17

Outstanding at end of year	11,241	$22.15	4.1	$27,460

Options exercisable at year-end	5,850	26.12	2.8	4,748
          The weighted-average grant date fair value of options granted during fiscal 2009, 2008 and 2007 was $4.45, $7.04 and $10.69, respectively. The total intrinsic value of options exercised during the years ended September 30, 2009, 2008 and 2007 was $5.1 million, $46.9 million and $7.8 million, respectively.
          A summary of the status of unvested stock options as of September 30, 2009, and changes during fiscal 2009, is presented below (in thousands, except per share prices):

		Weighted-Average
		Grant-Date per
	Shares	Share Fair Value
Unvested at October 1, 2008	3,978	$8.47
Granted	3,389	4.45
Vested	(1,776)	9.16
Forfeited	(200)	5.75

Unvested at September 30, 2009	5,391	$5.81

          As of September 30, 2009, there was $11.2 million of total unrecognized compensation cost related to unvested stock options. That cost is expected to be recognized over a weighted-average period of 1.4 years. The total fair value of shares vested during the years ended September 30, 2009, 2008 and 2007 was $16.3 million, $14.5 million and $15.3 million, respectively.
          Director Stock Awards: In addition to stock options, non-employee directors may be granted an award of common stock of the Company with no exercise price (“restricted stock”). Restricted stock awards generally vest ratably over a three-year period. Compensation expense was calculated using the Black-Scholes option pricing model and the same assumptions as those used to calculate stock-based compensation expense for non-officer stock option grants. Expense for director stock awards was $1.2 million, $1.3 million and $1.0 million in fiscal 2009, 2008 and 2007, respectively.
          Stock Incentive Awards: For awards made under the 2000 Stock Incentive Plan and the 2003 Stock Incentive Plan, we have reserved 965,111 shares of Common Stock for issuance for Units that have been awarded, representing the maximum number of shares the officers could receive under outstanding awards. Each Unit represents the right to receive from the Company at the end of a stipulated period up to 1.333 shares of Common Stock, contingent upon achievement of certain market-based financial performance goals over the stipulated three-year period. Under ASC 505 and ASC 718, compensation expense for stock-based compensation awards contingent upon a market condition is recorded for the entire grant amount regardless of achievement of the market condition. Expense for stock incentive awards was $4.6 million, $3.1 million and $1.5 million in fiscal 2009, 2008 and 2007, respectively.
          In addition to the award of Units, each officer is also awarded cash equal to his or her tax liability on the Units they receive, if any, at the end of the performance period. We recognize compensation expense for the cash award ratably over the performance period and the cash liability is marked to market quarterly, with the adjustment recorded to compensation expense. At September 30, 2009, we have accrued $4.6 million for the cash award liability for all outstanding grants. However, the actual performance results at the end of a performance period could result in a decrease or increase to the actual cash payments, resulting in an increase or decrease to compensation expense at the end of the performance period.
          The performance criteria were not met for the fiscal 2005 and 2004 Unit grants, each with a three-year performance period. In accordance with ASC 505 and ASC 718, no compensation expense was reversed for the fair value of this award; however, $1.4 million, and $3.2 million was reversed for the cash award component in fiscal year 2008 and 2007, respectively.
          We recognize compensation expense for Units granted based on the fair value at the date of grant using a lattice model (Monte Carlo simulation). The fair values for each grant outstanding as of September 30, 2009 and assumptions used to determine the fair value are listed below:

					Weighted
					Average
Fiscal				Dividend	Fair value
Year	Outstanding	Volatility	Discount Rate	Yield	Per share
2009	533,006	45.56%	1.8%	0.77%	$13.83
2008	168,144	32.34%	3.1%	0.85%	$33.90
2007	90,733	33.41%	4.7%	0.61%	$45.28
          As of September 30, 2009, there was $8.2 million of total unrecognized compensation cost related to these Units. That cost is expected to be recognized over a weighted-average period of 1.7 years. During fiscal 2009, 2008 and 2007, no Units vested.
          We annually grant our officers awards of phantom stock, and in fiscal 2008 and 2007, we also granted our officers awards of bonus stock. In fiscal 2009, we also granted awards of phantom stock to certain non-officer employees. Phantom stock and bonus stock are common stock of the Company with no exercise price. As there is no exercise price for the awards granted, the fair value of these awards is equal to the Company’s stock price on the date of grant. The bonus stock awards vest quarterly over the calendar year, while the phantom stock vests ratably in annual increments over a three-year period. Both types of common stock awards are contingent upon achievement of certain financial performance goals over the stipulated periods. In addition, each officer is also awarded cash equal to his or her tax liability on the common stock they receive, if any, at the end of the performance period. Fiscal 2009, 2008 and 2007 expense for the common stock awards and the related cash awards was $11.0 million, $5.1 million and $4.8 million, respectively.
          Under the Merger Agreement described in Note 1, we have agreed not to grant any new stock options or other stock-based awards while the Merger is pending.

Purchase Plan: In October 2009, we issued a total of 949,400 shares for fiscal 2009 plan period under the Purchase Plan, and have reserved 912,996 shares for the fiscal 2010 plan period. Compensation expense for the year ended September 30, 2009 was calculated using the Black-Scholes option pricing model with the following assumptions:

	2009	2008	2007
Expected life (years)	1.0	1.0	1.0
Interest rate	1.7%	4.1%	4.9%
Volatility	45.5%	31.3%	39.1%
Dividend yield	0.8%	0.8%	0.7%
Weighted-average fair value per share at grant date	$6.31	$7.08	$8.81
          We calculated estimated volatility using historical daily prices based on the appropriate expected life of the Purchase Plan. The risk-free interest rate is based on observed U.S. Treasury rates appropriate for the expected life of the Purchase Plan. The dividend yield is based on our history of dividends paid.
15. Stockholders’ Equity
          Common Stock: We have authorization to issue up to 910.0 million shares of common stock.
          Dividends: We paid common stock dividends of $0.05 per common share each quarter since the fourth quarter of fiscal 2005, or $58.5 million, $58.6 million and $58.6 million in the aggregate in fiscal years 2009, 2008 and 2007, respectively. We anticipate paying cash dividends in the amount of $0.05 per common share on a quarterly basis in fiscal 2010, until such time as the Merger described in Note 1 is completed. Dividends declared but not yet paid prior to the closing date of the Merger will be paid upon the closing of the Merger. Dividends are subject to approval by our Board of Directors each quarter, and the Board has the ability to change the dividend policy at any time.
          Stockholder Rights Plan: We have a Stockholder Rights Plan (the “Rights Plan”) designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of our stockholders. The Rights Plan was amended September 26, 2002, to extend the expiration date of the preferred share purchase right (“Right”) to September 26, 2012 and increase the purchase price of the Rights. Under this plan, as amended, each outstanding share of common stock includes one-eighth of a Right that becomes exercisable under certain circumstances, including when beneficial ownership of common stock by any person, or group, equals or exceeds 15% of the Company’s outstanding common stock. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock at a price of $520, subject to adjustment under certain circumstances. As a result of stock splits effected in the form of stock dividends in 1998, 2001 and 2005, one Right is associated with eight outstanding shares of common stock. The purchase price for the one-eighth of a Right associated with one share of common stock is effectively $65. Upon the occurrence of certain events specified in the Rights Plan, each holder of a Right (other than an “Acquiring Person,” as defined under the Rights Plan) will have the right, upon exercise of such Right, to receive that number of shares of common stock of the Company (or the surviving corporation) that, at the time of such transaction, would have a market price of two times the purchase price of the Right. We have not issued any shares of Series A Junior Participating Preferred Stock. We amended the Rights Plan on August 30, 2009, in connection with the Merger Agreement, to permit entry into the Merger Agreement with Baker Hughes described in Note 1. The amendment provides that no triggering event shall have occurred and that no person or entity shall be deemed to have become an Acquiring Person.
          Treasury Stock: In 1997, our Board of Directors initiated a stock repurchase program, which through a series of increases, authorizes the repurchase of up to $2.2 billion of Company stock. Repurchases are made at the discretion of management and the program will remain in effect until terminated by our Board of Directors. During fiscal 2009, we purchased a total of 3,466,500 shares at a cost of $44.2 million. During fiscal 2008, we purchased a total of 101,400 shares at a cost of $2.1 million. During fiscal 2007, we purchased a total of 2,564,457 shares at a cost of $74.6 million. Treasury shares have been used to satisfy our obligations under our various stock-based compensation plans described in Note 14. A total of 1,990,982 treasury shares were used at a cost of $51.8 million in fiscal 2009, 3,933,259 treasury shares were used at a cost of $104.3 million in fiscal 2008 and 1,110,321 treasury shares were used at a cost of $29.4 million in fiscal 2007.
          We currently have remaining authorization to purchase up to an additional $348.4 million in stock under the repurchase program. However, under the Merger Agreement described in Note 1, we have agreed not to repurchase any common stock without the approval of Baker Hughes, and we do not expect to repurchase any more shares under this repurchase program while the Merger is pending.
          Accumulated Other Comprehensive Income: Accumulated other comprehensive income (loss) consists of the following (in thousands):

	Pension and Other	Cumulative
	Postretirement Plan	Translation
	Adjustments	Adjustment	Total

Balance at September 30, 2006	$(30,171)	$53,004	$22,833
Changes	(11,740)	40,551	28,811

Balance at September 30, 2007	(41,911)	93,555	51,644
Changes	5,302	(16,387)	(11,085)

Balance at September 30, 2008	(36,609)	77,168	40,559
Changes	8,108	(24,853)	(16,745)

Balance at September 30, 2009	$(28,501)	$52,315	$23,814

          The tax effects allocated to each component of other comprehensive income is summarized as follows (in thousands):

		Tax
	Before-tax	(Expense)	Net-of-Tax
	Amount	Benefit	Amount
Year ended September 30, 2007:
Foreign currency translation adjustment	$40,551	$—	$40,551
Minimum pension liability adjustment	4,572	(1,300)	3,272

Total other comprehensive income	$45,123	$(1,300)	$43,823

Year Ended September 30, 2008:
Foreign currency translation adjustment	$(16,387)	$—	$(16,387)
Changes in defined benefit and other postretirement plans	8,547	(3,245)	5,302

Total other comprehensive income (loss)	$(7,840)	$(3,245)	$(11,085)

Year Ended September 30, 2009:
Foreign currency translation adjustment	$(24,853)	$—	$(24,853)
Pension settlement	16,040	(5,957)	10,083
Changes in defined benefit and other postretirement plans	1,268	(3,243)	(1,975)

Total other comprehensive income (loss)	$(7,545)	$(9,200)	$(16,745)

16. Quarterly Financial Data (Unaudited)

					Fiscal
	First	Second	Third	Fourth	Year
	Quarter	Quarter	Quarter	Quarter	Total
	(in thousands, except per share amounts)
Fiscal Year 2009:
Revenue	$1,416,788	$1,046,692	$780,245	$878,172	$4,121,897
Gross profit (1)	315,734	131,662	32,375	52,018	531,789
Income (loss) from continuing operations	150,463	47,627	(29,328)	(2,791)	165,971
Net income (loss)	149,238	42,988	(32,336)	(9,947)	149,943
Diluted earnings per share:
Income (loss) from continuing operations	0.51	0.16	(0.10)	(0.01)	0.57
Net income (loss)	0.51	0.15	(0.11)	(0.03)	0.51
Fiscal Year 2008:
Revenue	$1,271,642	$1,265,687	$1,311,160	$1,510,588	$5,359,077
Gross profit (1)	318,645	260,297	279,539	337,337	1,195,818
Income from continuing operations	173,452	127,170	144,666	175,198	620,486
Net income	172,184	127,303	141,783	168,095	609,365
Diluted earnings per share:
Income from continuing operations	0.59	0.43	0.49	0.59	2.10
Net income	0.58	0.43	0.48	0.57	2.06

(1)	Represents revenue less cost of sales and services and research and engineering expenses.